Exhibit 10.36

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (the “Agreement”) is made as of the 20th day of February, 2008 by and among Asyrmatos, Inc., a Delaware corporation (the “Company”), Lumera Corporation, a Delaware corporation (“the Investor”), and the Key Holders listed on Schedule B.

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock, or of options to purchase Common Stock, set forth opposite the name of such Key Holder on Schedule B;

WHEREAS, the Company and the Investor are parties to the Contribution Agreement, of even date herewith (the “Contribution Agreement”), pursuant to which the Investor has agreed to contribute certain assets to the Company in exchange for Class L Preferred Stock, par value $0.01 per share; and

WHEREAS, the Key Holders and the Company desire to further induce the Investor to enter into the Contribution Agreement;

NOW, THEREFORE, the Company, the Key Holders, and the Investor agree as follows:

1. Definitions.

“Affiliate” means, with respect to any specified Investor, any other Investor who or which, directly or indirectly, controls, is controlled by or is under common control with such Investor, including without limitation any partner, member, officer, director or employee of such Investor, and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Investor.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, the Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by the Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

“Common Stock” means shares of Common Stock of the Company, $0.01 par value per share.

“Company Notice” means written notice from the Company notifying the selling Key Holder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.

“Investor Notice” means written notice from the Investor notifying the Company and the selling Key Holder that it intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

“Key Holder Notice” means written notice from the Key Holders notifying the Company and the Investor that it intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Investor Transfer.

“Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to the terms of this Agreement, each person who hereafter becomes a signatory to this Agreement pursuant to the terms of this Agreement and any one of them, as the context may require.

“Preferred Stock” means shares of Class L Preferred Stock of the Company, $0.01 par value per share.

“Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

“Proposed Key Holder Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

“Proposed Investor Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by the Investor.

“Proposed Investor Transfer Notice” means written notice from an Investor setting forth the terms and conditions of a Proposed Investor Transfer.

"Proposed Transfer" means a Proposed Investor Transfer and/or a Proposed Key Holder Transfer.

“Proposed Transfer Notice” means a Proposed Investor Transfer Notice and/or a Proposed Key Holder Transfer Notice.

“Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

"Qualifying Holder" means (i) each Investor and (ii) each Key Holder other than the selling Investor or Key Holder, as applicable.

“Right of Co-Sale” means the right, but not an obligation, of the Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Secondary Notice” means written notice from the Company notifying the Qualifying Holders, as applicable, and the selling Investor or Key Holder, as applicable, that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Transfer.

“Secondary Refusal Right” means (i) in the case of Proposed Transfer by a Key Holder, the right, but not an obligation, of the Investor to purchase any Transfer Stock offered by a Key Holder and, (ii) in the case of Proposed Transfer by the Investor , the right, but not the obligation, of a Key Holder to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Key Holders) of any Transfer Stock offered by the Investor, in each case, not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

“Stockholders” means, collectively, the Investor and each of the Key Holders.

“Transfer Stock” means shares of Capital Stock owned by a Key Holder but does not include any shares of Common Stock issued or issuable upon conversion of Preferred Stock.

“Undersubscription Notice” means written notice from a Qualifying Holder notifying the Company and the selling Key Holder or Investor, as applicable, that such Investor or Key Holder intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2. Agreement Among the Company, the Investor and the Key Holders.

2.1 Right of First Refusal.

(a) Grant. Subject to the terms of Section 3 below, each Stockholder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Stockholder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) Notice. Each Stockholder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Company and the Qualifying Holders not later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Stockholder within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Stockholder with the Company that contains a preexisting right of first refusal, the Company and the Stockholder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 2.1(a) and (b).

(c) Grant of Secondary Refusal Right to Investor. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Investor a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.1(c). If the Company does not intend to exercise its Right of Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to the Investor to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, the Investor must deliver an Investor Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d) Grant of Secondary Refusal Right to Key Holders. Subject to the terms of Section 3 below, the Investor hereby unconditionally and irrevocably grants to the Key Holders a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.1(d). If the Company does not intend to exercise its Right of Refusal with respect to all Transfer Stock subject to a Proposed Investor Transfer, the Company must deliver a Secondary Notice to the Investor and to each Key Holder to that effect no later than fifteen (15) days after the Investor delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, each Key Holder must deliver a Key Holder Notice to the Investor and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(e) Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Investors or the Key Holders, as applicable, with respect to some but not all of the Transfer Stock by the end of the 15-day period specified in the last sentence of Section 2.1(c) or 2.1(d), as applicable (the “Secondary Notice Period”), then the Company shall, immediately after the expiration of the Secondary Notice Period, send written notice (the “Company Undersubscription Notice”) to those Qualifying Holders who fully exercised their Secondary Refusal Right within the Secondary Notice Period (the “Exercising Holders”). Each Exercising Holder shall, subject to the provisions of this Section 2.1(e), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Holder must deliver an Undersubscription Notice to the selling Investor or Key Holder, as applicable, and the Company within ten (10) days after the expiration of the Secondary Notice Period. In the event there are two or more such Exercising Holders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(e) shall be allocated to such Exercising Holders pro rata based on the number of shares of Transfer Stock such Exercising Holders have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Holder has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Holders, the Company shall immediately notify all of the Exercising Holders and the selling Investor or Key Holder, as applicable, of that fact.

(f) Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Qualifying Holder cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Qualifying Holders may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Qualifying Holders shall take place, and all payments from the Company and the Qualifying Holders shall have been delivered to the selling Investor or Key Holder, as applicable, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2 Right of Co-Sale.

(a) Exercise of Right. If any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, the Qualifying Holders may elect to exercise their Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 2.2(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if the Qualifying Holder wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock). If the Qualifying Holder desires to exercise its Right of Co-Sale, it must give the selling Stockholder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above and, upon giving such notice, the Qualifying Holder shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. If the Qualifying Holder timely exercises its Right of Co-Sale by delivering the written notice provided for above in Section 2.2(a), it may include in the Proposed Transfer all or any part of its Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer (excluding shares purchased by the Company or the Qualifying Holders pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Qualifying Holder immediately before consummation of the Proposed Transfer (including any shares that such Qualifying Holder has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of shares of Capital Stock owned by such Qualifying Holder immediately prior to the consummation of the Proposed Transfer (including any shares that such Qualifying Holder has agreed to purchase pursuant to the Secondary Refusal Right), plus the number of shares of Transfer Stock held by the selling Stockholder. To the extent a Qualifying Holder exercises such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Stockholder may sell in the Proposed Transfer shall be correspondingly reduced.

(c) Delivery of Certificates. The Qualifying Holder shall effect its participation in the Proposed Transfer by delivering to the transferring Investor or Key Holder, as applicable, no later than fifteen (15) days after its exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i) the number of shares of Common Stock that the Qualifying Holder elects to include in the Proposed Transfer; or

(ii) the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that the Qualifying Holder elects to include in the Proposed Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, the Qualifying Holder shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d) Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.2.

(e) Deliveries. Each stock certificate the Qualifying Holder delivers to the selling Investor or Key Holder, as applicable, pursuant to Section 2.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Investor or Key Holder, as applicable, shall concurrently therewith remit or direct payment to the Qualifying Holder the portion of the sale proceeds to which it is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from the Qualifying Holder exercising its Right of Co-Sale hereunder, no selling Stockholder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such selling Stockholder purchases all securities subject to the Right of Co-Sale from the Qualifying Holder exercising its Right of Co-Sale hereunder on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f) Additional Compliance. If any Proposed Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Stockholder proposing the Proposed Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by the Qualifying Holders hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.2.

2.3 Dispositions of All Capital Stock.

(a) If any Key Holder transfers all of his or her Capital Stock in the Company pursuant to this Agreement, he or she shall be required by the Directors of the Corporation to resign from any and all official positions he or she may hold with the Corporation, including but not limited to positions as an officer and a director of the Corporation.

(b) If any Key Holder transfers all of his or her Capital Stock in the Company pursuant to this Agreement, any and all indebtedness of such Key Holder to the Corporation shall be immediately due and payable.

2.4 Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b) Violation of First Refusal Right. If any Stockholder becomes obligated to sell any Transfer Stock to the Company or a Qualifying Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or the Qualifying Holders may, at its option, in addition to all other remedies it may have, send to such selling Stockholder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or the Qualifying Holder (or request that the Company effect such transfer in the name of the Investor) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c) Violation of Co-Sale Right. If any Stockholder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”) and the Qualifying Holder desires to exercise its Right of Co-Sale under Section 2.2, it may, in addition to such remedies as may be available by law, in equity or hereunder, require such selling Stockholder to purchase from the Qualifying Holder the type and number of shares of Capital Stock that the Qualifying Holder would have been entitled to sell to the Prospective Transferee under Section 2.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the selling Stockholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such selling Stockholder shall also reimburse the Qualifying Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 2.2.

3. Exempt Transfers.

Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply: (a) in the case of a Stockholder that is an entity, upon a transfer by such Stockholder to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Stockholder by the Company at a price no greater than that originally paid by such Stockholder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, or (c) in the case of a Key Holder, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative/person approved by unanimous consent of the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members; provided that in the case of clauses (a) or (c) (i) the Stockholder or Key Holder, as applicable, shall deliver prior written notice to the Company and the other Stockholders of such gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as Investor or Key Holder, as applicable, (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to Proposed Transfers of such Transfer Stock pursuant to Section 2, and (ii), that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.1 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”) or (b) pursuant to a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

3.2 Prohibited Transferees. Notwithstanding the foregoing, no Stockholder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4. Legend.

Each certificate representing shares of Transfer Stock held by the Shareholders or issued to any permitted transferee in connection with a transfer permitted by Section 3(a) hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Shareholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5. Lock-Up.

5.1 Agreement to Lock-Up. Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within 15-18 days prior to or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Stockholders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2 Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Stockholder (and transferees and assignees thereof) until the end of such restricted period.

6. Miscellaneous.

6.1 Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO and (b) the consummation of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

6.2 Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3 Ownership. Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after the business day deposit with a nationally recognized overnight courier, specifying next -day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to the principal office of the Company and to the attention of the CEO, in the case of the Company, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.4. If notice is given to the Investor, a copy shall also be sent to Ropes & Gray LLP, One Embarcadero Center, Suite 2200, San Francisco, CA 94111, Attention Christopher Austin.

6.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) the Restated Certificate and the other Transaction Agreements (as defined in the Contribution Agreement) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of or acquiescence to any such breach or default or to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.7 Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants, and (c) the Investor. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investor, the Key Holders and all of their respective successors and permitted assigns. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Key Holder without the written consent of such Key Holder unless such amendment, modification, termination or waiver applies to all Key Holders, respectively, in the same fashion and (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders, and (iii) Exhibit A hereto may be amended by the Company from time to time in accordance with the Purchase Agreement to add information regarding Additional Purchasers (as defined in the Purchase Agreement) without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.8 Assignment of Rights.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investor, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c) The rights of the Investor hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i)  to any Affiliate or (ii) to an assignee or transferee who acquires at least 100,000 shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d) Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder.

6.11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement (“Covered Matters”), (b) agree not to commence any suit, action or other proceeding arising out of or based upon any Covered Matters except in the state courts or federal courts located in the State of Delaware , and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court.

6.12 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.13 Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.14 Aggregation of Stock. All shares of Capital Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and the exercise of any such rights may be allocated among such affiliated entities in such manner as such affiliated entities may determine in their discretion.

6.15 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

6.16 Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Transfer Stock, or options to purchase Transfer Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Transfer Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Capital Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

6.17 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.18 Spousal Consent. If any individual Key Holder is married on the date of this Agreement and is a resident of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin, or the Commonwealth of Puerto Rico, such Stockholder’s spouse shall execute and deliver to the Company a Consent of Spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Key Holder’s Capital Stock that do not otherwise exist by operation of law or the agreement of the Parties. If any individual Stockholder who is a resident of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin, or the Commonwealth of Puerto Rico should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

ASYRMATOS, INC.

By:	/s/ Panos Lekkas
Name:	Panos Lekkas
Title:	Chief Executive Officer

LUMERA CORPORATION

By:	/s/ Peter J. Biere
Name:	Peter J. Biere
Title:	Chief Financial Officer

KEY HOLDERS:

By:	/s/ Panos Lekkas
Name:	Panos Lekkas

By:	/s/ Raj Reddy
Name:	Raj Reddy

By:	/s/ Stanley Young
Name:	Stanley Young

By:	/s/ David McClain
Name:	David McClain